Exhibit 4.4

Rules of the TransferWise 2021 Equity Incentive Plan

Adoption Date: 1 January 2021

CONTENTS

1	DEFINITIONS AND INTERPRETATION	3
2	GRANT OF AWARDS	8
3	PERFORMANCE CONDITION	9
4	RESTRICTIONS ON TRANSFER AND BANKRUPTCY	9
5	DIVIDEND EQUIVALENTS	9
6	VESTING, RELEASE, EXERCISE AND SETTLEMENT	10
7	TAXATION AND REGULATORY ISSUES	11
8	CASH EQUIVALENT	11
9	CESSATION OF EMPLOYMENT	11
10	CORPORATE EVENTS	13
11	ADJUSTMENTS	16
12	AMENDMENTS	16
13	LEGAL ENTITLEMENT	16
14	GENERAL	17

SCHEDULE 1		18

1	CASH AWARDS	18

SCHEDULE 2		19

1	DEFINITIONS AND INTERPRETATION	19
2	GRANT OF AWARDS	19
3	VESTING CONDITIONS	20
4	DIVIDEND EQUIVALENTS	21
5	VESTING, RELEASE, EXERCISE AND SETTLEMENT	21
6	CASH EQUIVALENT	21
7	CESSATION OF EMPLOYMENT	21
8	AMENDMENTS	22
9	CASH AWARDS	22

SCHEDULE 3		23

1	DEFINITIONS AND INTERPRETATION	23
2	GRANT OF AWARDS	23
3	DIVIDEND EQUIVALENTS	24
4	VESTING, RELEASE AND SETTLEMENT	24
5	TAXATION AND REGULATORY ISSUES	24
6	CASH EQUIVALENT	24
7	CESSATION OF EMPLOYMENT	24
8	CORPORATE EVENTS	24
9	AMENDMENTS	25
10	CASH AWARDS	25

THE TRANSFERWISE 2021 EQUITY INCENTIVE PLAN

1	DEFINITIONS AND INTERPRETATION

1.1	In this Plan, unless otherwise stated, the words and expressions below have the following meanings:

“Acting in Concert”	has the meaning given to that expression in The City Code on Takeovers and Mergers in its present form or as amended from time to time;

“Admission”	the first occasion on which ordinary shares in the capital of the Company (or any successor company), or securities representing those shares (including American depositary receipts, American depositary shares and/or other instruments), are admitted to the Official List of the FCA or to trading on AIM or any other recognised stock exchange (as defined in section 1005 of the Income Tax Act 2007) or permission is given for them to be traded on any other share market approved for this purpose by the holders of a majority of the Ordinary Share Capital;

“AIM”	a market operated by London Stock Exchange plc known as AIM;

“Assets Sale”	completion of an unconditional agreement for the sale of the whole or substantially the whole (which shall mean more than 75%) of the trade and assets of the Group, as determined by the Board;

“Award”	an RSU, a PSU or an Option;

“Board”	subject to rule 10.20, the board of the Company or any committee or person duly authorised by the board, or any duly appointed successor body;

“Cause”	serious misconduct, or any serious or repeated breach by the Participant of their employment obligations or other similar circumstances that would enable the Company to summarily dismiss the Participant (which for the avoidance of doubt will not include redundancy);

“Code”	the United States of America’s Internal Revenue Code of 1986, as amended from time to time;

“Company”	TransferWise Ltd registered in England and Wales under number 07209813;

“Control”	the meaning given by section 995 of the Income Tax Act 2007;

“Dealing Day”	any day on which the London Stock Exchange is open for business;

“Dealing Restrictions”	at any time when the ordinary shares of the Company (or any successor company) are listed following Admission, restrictions imposed by such listed company’s share dealing code, the FCA’s listing rules, the MAR or any other laws or regulations that impose restrictions on share dealing;

“Eligible Employee”	a current employee (including an executive director) of the Company or any of its Subsidiaries;

“Exercise Price”	the price at which each Share subject to a Market-Value Option or Nominal-Cost Option may be acquired on the exercise of the Option;

“Fair Market Value Option”	an Option that, at the Grant Date, meets all the requirements described in US Treasury Regulations Section 1.409A-1(b)(5)(i):

	i.	an Exercise Price that is no less than Market Value at the Grant Date;

	ii.	Section 83 of the Code will apply to tax a transfer or exercise of the Option; and

	iii.	the Option shall not contain any feature providing for the deferral of compensation, other than the deferral of recognition of US taxable income until the later of the following:

		a.	the exercise or disposition of the Option; and

		b.	the time the Shares acquired by an exercise of the Option first become substantially vested (under Section 83 of the Code);

“FCA”	the United Kingdom Financial Conduct Authority, or any successor body;

“GDPR”	the EU General Data Protection Regulation 2016/679;

“Grant Date”	the date on which an Award is granted;

“Group Member”	the Company, any Subsidiary of the Company, any company that is (within the meaning given by section 1159 of the Companies Act 2006) the Company’s holding company or a Subsidiary of the Company’s holding company or, if the Board so determines, any body corporate in relation to which the Company is able to exercise at least 20% of the equity voting rights and “Group” will be construed accordingly;

“Holding Period”	a period determined by the Board, beginning on the Vesting Date;

“Internal Reorganisation”	where immediately after a change of Control of the Company, all or substantially all of the share capital of the acquiring company is owned directly or indirectly by the persons who were shareholders in the Company immediately before the change of Control;

“Leaves” or “Leaving”	means ceasing to hold either:

	i.	office or employment; or

	ii.	a right to return to work

with any Group Member and “Leaving Date” means the date on which a Participant Leaves;

“Liquidity Event”	any of:

	i.	an Admission;

	ii.	an Assets Sale;

	iii.	a Trade Sale; or

	iv.	an Other Liquidity Event;

“MAR”	the EU Market Abuse Regulation 596/2014;

“Market Value”	the market value of a Share as determined by the Board provided that, in respect of a Fair Market Value Option granted to a US Taxpayer, such market value will not be less than “Fair market value” within the meaning of U.S. Treasury Regulations Section 1.409A-1(b)(5)(iv);

“Market Value Option”	a right to acquire Shares subject to the rules of the Plan for an Exercise Price not less than the Market Value of a Share on its Grant Date;

“Nil-Cost Option”	a right to acquire Shares subject to the rules of the Plan for nil cost or for a Nominal Price (in which case such Option may also be referred to as a “Nominal-Cost Option”);

“Nominal Price”	a price payable per Share equal to the nominal value of a Share from time to time;

“Normal Release Date”	the date on which an Award will normally be Released, which:

	i.	in relation to an Award to which no Holding Period applies, will be the Normal Vesting Date; and

	ii.	in relation to an Award to which a Holding Period applies, will be the first Dealing Day immediately after the end of the Holding Period;

“Normal Vesting Date”	the date on which an Award will normally Vest, which will be:

	i.	in relation to an Award which is subject to a Performance Condition, the date on which the Board determines the extent to which the Performance Condition has been satisfied in accordance with rule 6.1 and any other Vesting Condition(s) set at the Grant Date have been met; and

	ii.	in relation to an Award which is not subject to a Performance Condition, the date on which any other Vesting Condition(s) set at the Grant have been met;

“Option”	a Market Value Option or a Nil-Cost Option;

“Ordinary Share Capital”	the issued ordinary share capital of the Company other than fixed-rate preference shares;

“Other Liquidity Event”	at the discretion of the Board (such that no event will be an Other Liquidity Event unless the Board so determines), the establishment and operation of an internal market, a secondary market, or an arrangement determined by the Board to be equivalent, pursuant to which Participants are able to sell Shares acquired pursuant to Awards;

“Participant”	any person who holds an Award or following their death, their personal representatives;

“Performance Condition”	a condition or conditions imposed under rule 3.1 that relates to performance;

“Performance Period”	the period over which a Performance Condition will be measured;

“Performance Share Unit” or “PSU”	an RSU that is subject to one or more Performance Conditions;

“Plan”	the TransferWise 2021 Equity Incentive Plan as amended from time to time;

“Release”	i.	in relation to an RSU or a PSU, the point at which the Participant becomes entitled to receive the Shares under their Award; and

	ii.	in relation to an Option, the point at which it becomes capable of exercise,

and “Released” and “Unreleased” will be construed accordingly;

“Release Date”	the date on which an Award is Released;

“Restricted Share Unit” or “RSU”	a right to receive Shares automatically subject to the rules of the Plan and, unless the Board determines otherwise, to the payment of a Nominal Price prior to receipt of the Shares;

“Section 409A”	section 409A of the Code as amended from time to time;

“Service Period”	the period commencing on the Vesting Start Date and ending on such date(s) as the Board may determine on or before the Grant Date;

“Share”	a fully paid ordinary share in the Company;

“Subsidiary”	the meaning given by section 1159 of the Companies Act 2006;

“Tax Liability”	any tax or social security contributions liability or other levy in connection with an Award for which the Participant is liable (or which may be recovered from the Participant) and for which any Group Member or former Group Member is obliged to account to any relevant authority (including without limitation any employer’s tax or social security contribution liability arising in connection with an Award which may be legitimately recovered from the Participant);

“Trade Sale”	any of:

	i.	the completion of the sale of the whole of the Ordinary Share Capital to any person or persons (other than for the purposes of an Internal Reorganisation or where the relevant transfer is to a person or persons connected with the transferring shareholder), including without limitation where:

		a.	any person (either alone or together with any person acting in concert with them):

			i.	obtaining Control of the Company as a result of making a general offer to acquire Shares; or

			ii.	already having Control of the Company, making an offer to acquire all of the Shares other than those which are already owned by them,

and such offer becoming wholly unconditional; or

		b.	a compromise or arrangement in accordance with section 899 of the Companies Act 2006 for the purposes of a change of Control of the Company being sanctioned by the Court;

	ii.	such other disposal of shares in the Company as the following may in their discretion specify, acting fairly and reasonably:

		a.	prior to Admission, holders of greater than 50% of the Ordinary Share Capital; or

		b.	after Admission, the Board;

“Trustee”	the trustee or trustees for the time being of any employee benefit trust, the beneficiaries of which include Eligible Employees;

“US Taxpayer”	a Participant who is or who may become, subject to a US tax or social security contributions liability in connection with an Award;

“Vest”	subject in all cases to the Release of the Award,

	i.	in relation to an RSU or PSU, the point at which the Participant becomes entitled to receive Shares under their Award; or

	ii.	in relation to an Option, the point at which it becomes capable of exercise,

and “Vested”, “Vesting” and “Unvested” will be construed accordingly; and

“Vesting Condition”	a condition or conditions which relates to Vesting but which is not a Performance Condition, which will include unless the Board determines otherwise:

	i.	a time and service-based requirement that the Participant remains an employee or director of the Group, and does not Leave, during the Service Period; and

	ii.	except where an RSU is granted pursuant to Schedule 3, a requirement that a Liquidity Event occurs;

“Vesting Start Date”	means the date specified at the Grant Date by reference to which the Service Period commences (and if no date is specified, it shall be the Grant Date);

“Vesting Date”	the date on which an Award Vests; and

“Vesting Period”	i.	in relation to an Award that is subject to a Performance Condition, the Performance Period; and

	ii.	in relation to an Award that is not subject to a Performance Condition, the Service Period.

1.2	References in the Plan to:

1.2.1	any statutory provisions are to those provisions as amended or re-enacted from time to time;

1.2.2	the singular include the plural and vice versa; and

1.2.3	the masculine include the feminine and vice versa.

1.3	Headings do not form part of the Plan.

2	GRANT OF AWARDS

2.1	The Board may grant an Award to an Eligible Employee at its discretion subject to the rules of the Plan.

2.2

An Award may be subject to such additional terms as the Board may determine, which may include restrictions on the disposal of some or all of the Shares acquired pursuant to an Award for such period as the Board may determine. The Board may make the Release of an Award or exercise of an Option conditional on the Participant taking any action (including entering into any agreement) reasonably required by the Board in relation to such additional terms.

2.3	The Board may grant Fair Market Value Options or RSUs to US Taxpayers. Where the Award is granted in the form of an RSU to a US Taxpayer, such Award shall be subject to the terms of Schedule 2 unless:

2.3.1	it is granted to a US Taxpayer who is working for a Group Member in Estonia, in which case it shall be subject to the terms of Schedule 3; or

2.3.2	the RSU is otherwise specified to be subject to the terms of Schedule 3.

2.4	An Award may be divided into distinct tranches with different Vesting Periods and, if so, the rules of the Plan will be construed as if each tranche were itself a separate Award.

2.5

Awards must be granted by deed (or in such other written form as the Board determines) and, as soon as reasonably practicable after the Grant Date, Participants must be notified of the terms of their Award including:

2.5.1	the Grant Date;

2.5.2	the number of Shares which are subject to the Award;

2.5.3	the Exercise Price, if the Award is an Option;

2.5.4	the Vesting Start Date (if not the Grant Date);

2.5.5	the Vesting Conditions and the Vesting Period;

2.5.6	any Performance Conditions;

2.5.7	any Holding Period; and

2.5.8	any additional terms imposed by the Board in accordance with rule 2.2.

2.6

A Participant may be required to accept an Award in such form as the Board reasonably requires and, if so and the Board has not received (or waived the right to receive) such acceptance on or before the date that is three months after the Grant Date:

2.6.1	the Award may not Vest; and

2.6.2	the Board may determine that the Award will lapse.

2.7	No Award may be granted under the Plan after the tenth anniversary of the date on which the Plan is adopted by the Board.

3	PERFORMANCE CONDITION

3.1	Awards may be subject to the satisfaction of a Performance Condition.

3.2	Subject to rules 9 and 10, the Performance Condition will be measured over the Performance Period.

3.3

The Board may amend or substitute a Performance Condition if one or more events occur which cause the Board to consider that an amended or substituted Performance Condition would be more appropriate and would not be materially less difficult to satisfy.

4	RESTRICTIONS ON TRANSFER AND BANKRUPTCY

4.1

An Award must not be transferred, assigned, charged or otherwise disposed of in any way (except, in the event of the Participant’s death, to their personal representatives) and will lapse immediately on any attempt to do so.

4.2	An Award will lapse immediately if the Participant is declared bankrupt or, if the Participant is outside the UK, any analogous event occurs.

5	DIVIDEND EQUIVALENTS

5.1

The Board may decide at any time before the issue or transfer of the Shares in respect of which an Award is Released that the Participant will receive an amount (in cash and/or additional Shares) equal in value to any dividends that would have been paid on those Shares on such terms and over such period (ending no later than the Release Date) as the Board may determine. This amount may assume the reinvestment of dividends (on such basis as the Board may determine) and may exclude or include special dividends.

5.2	Rule 5.1 will not apply to an Award in the form of a Market Value Option.

6	VESTING, RELEASE, EXERCISE AND SETTLEMENT

Vesting

6.1	If the Vesting of an Award is subject to the satisfaction of a Performance Condition, as soon as reasonably practicable after the end of the Performance Period:

6.1.1

the Board will determine if and to what extent any Performance Condition has been satisfied and, accordingly, the extent to which the Award will Vest or, if it remains subject to Vesting Conditions, is capable of Vesting; and

6.1.2

in the event that the Board determines a Performance Condition which applies to an Award has not been satisfied (in whole or in part) under rule 6.1.1, the Award will lapse immediately to the extent that the Performance Condition has not been satisfied.

Subject to rules 6.8, 7, 9 and 10 and to the meeting of any other Vesting Condition, the Award will Vest to the extent determined in accordance with rule 6.1.1 on its Normal Vesting Date.

6.2

Subject to rules 6.8, 7, 9 and 10, an Award that is not subject to the satisfaction of a Performance Condition will Vest on the Normal Vesting Date. To the extent any of the part of the Award does not Vest on the Normal Vesting Date, it will lapse immediately.

6.3

If Participant takes a period of approved and unpaid leave of absence of three months or more, the Service Period in respect of their Award will be suspended (unless prohibited by law or if the Board determines this rule 6.3 shall not apply) with effect from the date which is three months following commencement of the leave of absence until the conclusion of that period (the “Suspension Period”), following which the Service Period shall resume but with the expiry of the Service Period being delayed by the number of days in the Suspension Period, or such lesser number of days as the Board may determine.

Release and exercise

6.4

Subject to rules 6.8, 7, 9 and 10, an Award will be Released on the Normal Release Date, unless on the Normal Release Date (or on any other date on which an Award is due to be Released under rules 9 and 10) a Dealing Restriction applies to the Participant, in which case an Award will be Released on the date on which such Dealing Restriction lifts.

6.5

Subject to rules 6.8, 7, 9 and 10, a Released Option may be exercised in whole or part within such periods as the Board may determine and notify to Participants (“exercise periods”), until the tenth anniversary of the Grant Date (or such earlier date as the Board may determine on or before the Grant Date) in such manner as the Board determines, after which time it will lapse. If the Board does not determine and notify Participants of an exercise period(s) after a Liquidity Event, all Released Options may be exercised.

6.6

Where an Award (other than an Option) has been Released, the Participant must, unless the Board decides to waive the requirement to pay the Nominal Price, pay the Nominal Price to the Company or enter into arrangements acceptable to the Board to pay the Nominal Price. To exercise an Option with an Exercise Price, the Participant must, unless the Board decides to waive the requirement to pay the Exercise Price, pay the Exercise Price to the Company or enter into arrangements acceptable to the Board to pay the Exercise Price.

6.7

Subject to rules 6.6, 7 and 8, where an Award (other than an Option) has been Released or an Option has been exercised within an exercise period, the number of Shares in respect of which the Award has been Released or exercised together with any additional Shares or cash to which a Participant becomes entitled under rule 5 will be issued, transferred or paid (as applicable) to the Participant within 30 days thereafter.

6.8

The Board may, in its discretion, accelerate the Vesting and/or Release of some or all of an Award in such circumstances as it determines and the Board may determine that such Vesting and / or Release will be subject to such conditions as the Board may determine, which may include restrictions on the disposal of some or all of the Shares acquired pursuant to the Award for such period as the Board may determine, and that any Shares so restricted may be forfeited if the Participant ceases to hold office or employment with a Group Member during such period in circumstances in which their Award would have lapsed if it had not Vested or been Released in accordance with this rule 6.8. The Board may make the Release of the Award or exercise of an Option conditional on the Participant taking any action (including entering into any agreement) reasonably required by the Board in relation to such conditions.

6.9

Following Admission, any costs associated with the delivery of Shares to satisfy an Award (including any stamp duty or stamp duty reserve tax) will be borne by the Company (or another Group Member). Any costs associated with the sale of Shares acquired pursuant to an Award (including on any sale pursuant to rule 7) will be borne by the Participant.

7	TAXATION AND REGULATORY ISSUES

7.1

A Participant will be responsible for and indemnifies each relevant Group Member and the Trustee against any Tax Liability relating to their Award. Any Group Member and/or the Trustee may withhold an amount equal to such Tax Liability (or the relevant Group Member’s reasonable estimate of such Tax Liability) from any amounts due to the Participant (to the extent such withholding is lawful) and/or make any other arrangements as it considers appropriate to ensure recovery of such Tax Liability (or reasonable estimate thereof). These arrangements may include the sale of Shares acquired to realise an amount equal to the Tax Liability (or reasonable estimate thereof) or the cash settlement under rule 8 of such part of the Award as is as near as reasonably possible equal to the Tax Liability (or reasonable estimate thereof).

7.2

The Release of an Award, the exercise of an Option and the issue or transfer of Shares under the Plan will be subject to obtaining any approval required by the FCA (or any other relevant authority), any Dealing Restrictions or any other laws or regulations (whether in the UK or overseas).

8	CASH EQUIVALENT

8.1

Subject to rule 8.2, at any time before Shares have been delivered to a Participant to satisfy an Award, the Board may determine that, in substitution for their right to acquire some or all of those Shares, the Participant will instead receive a cash sum equal to:

8.1.1

in the case of an Award other than an Option, the Market Value on the Release Date of the Shares that would otherwise have been delivered, less (unless the Board determines otherwise) the Nominal Price; and

8.1.2	in the case of an Option, the Market Value on the date of exercise of the Shares that would otherwise have been delivered less any Exercise Price, and any such cash sum will be paid to the Participant within 30 days after the Release of an Award (other than an Option) or the exercise of the Option, net of any Tax Liability.

8.2	The Board may determine that this rule 8 will not apply to an Award or any part of it.

9	CESSATION OF EMPLOYMENT

Death

9.1

In the event of a Participant’s death before the end of the Vesting Period, the Award will lapse on the date of death unless the Board exercises its discretion to allow the Award to Vest in accordance with rule 9.3 and be Released as soon as reasonably practicable.

9.2

In the event of a Participant’s death after the end of the Vesting Period but before the Normal Vesting Date, the Award will Vest in accordance with rule 9.3 and be Released as soon as reasonably practicable.

9.3

The number of Shares in respect of which an Unvested Award Vests pursuant to rule 9.1 or 9.2 will be determined by the Board in its discretion, taking into account such factors as it determines, which may include:

9.3.1	the proportion of the Vesting Period that had elapsed as at the Leaving Date; and

9.3.2	in the case of an Award subject to a Performance Condition, the extent to which any Performance Condition has been satisfied:

i.	at the date of death, in the opinion of the Board (if rule 9.1 applies); or

ii.	at the end of the Performance Period (if rule 9.2 applies),

and any part of the Award that does not Vest will lapse immediately.

9.4	In the event of a Participant’s death, any Vested Award which has not yet been Released will be Released as soon as practicable after the date of their death.

9.5

An Option (whether Vested under this rule 9 or earlier) may, subject to rule 10, be exercised until the date that is twelve months after the date of the Participant’s death, or such later date as the Board may determine, after which time it will lapse.

Cessation of employment for Cause

9.6	If at any time the Participant Leaves for Cause, their Award will immediately lapse on the Leaving Date.

Cessation of employment before the end of the Vesting Period

9.7	Subject to rule 9.1, if a Participant Leaves before the end of the Vesting Period of an Award other than in accordance with rule 9.8, their Award will lapse on the Leaving Date.

9.8

Where a Participant Leaves before the end of the Vesting Period of an Award for any reason other than for Cause or death, the Board may exercise its discretion such that, unless the Board also determines that rule 9.9 will apply, the Unvested Award will continue and, subject to rule 10, will Vest in accordance with rule 9.12 on the Normal Vesting Date and will be Released on the Normal Release Date.

9.9	If the Board determines under rule 9.8 that this rule 9.9 will apply, an Unvested Award will Vest in accordance with rule 9.12 and be Released as soon as reasonably practicable after the Leaving Date.

Cessation of employment after the end of the Vesting Period but before the Normal Vesting Date

9.10

Subject to rule 9.2, if a Participant Leaves after the end of the Vesting Period of an Award for any reason (other than for Cause, in which case that Award will lapse on the Leaving Date), that Award will, unless the Board determines that rule 9.11 will apply, continue and, subject to rule 10, will Vest in accordance with rule 9.12 on the Normal Vesting Date and will be Released on the Normal Release Date.

9.11	If the Board determines under rule 9.10 that this rule 9.11 will apply, an Award will Vest in accordance with rule 9.12 and be Released as soon as reasonably practicable after the Leaving Date.

9.12

The number of Shares in respect of which an Award Vests pursuant to any of rules 9.8 to 9.11 will be determined by the Board in its discretion, taking into account such factors as it determines, which may include:

9.12.1	the proportion of the Vesting Period that had elapsed as at the Leaving Date; and

9.12.2	in the case of an Award subject to a Performance Condition, the extent to which any Performance Condition has been satisfied:

i.	at the end of the Performance Period (if rules 9.8, 9.10, or 9.11 apply); or

ii.	at the Leaving Date, in the opinion of the Board (if rule 9.9 applies),

and any part of the Award that does not Vest will lapse immediately.

9.13	Options will be exercisable for a period of time to be determined in accordance with rule 9.15.

Cessation of employment on or after the Normal Vesting Date

9.14

Subject to rule 9.4, if a Participant Leaves on or after the Normal Vesting Date but before the Normal Release Date for any reason (other than for Cause, in which case that Award will lapse on the Leaving Date), any Vested Award will, unless rule 9.15 applies, continue and, subject to rule 10, be Released on the Normal Release Date.

9.15	If the Board determines under rule 9.14 that this rule 9.15 will apply, a Vested Award will be Released as soon as reasonably practicable after the Leaving Date.

9.16

Subject to rule 9.5, if a Participant Leaves, an Option (whether Vested under this rule 9 or earlier) may, subject to rule 10, be exercised until it otherwise lapses in accordance with the rules of the Plan.

10	CORPORATE EVENTS

Vesting in advance of a Trade Sale

10.1

Subject to rule 10.2, the Board may notify a Participant prior to the date upon which, in the reasonable opinion of the Board, a Trade Sale is likely to occur, of that fact and that their Award may, conditional upon the fulfilment or satisfactory waiver of any conditions of such Trade Sale and to the extent that the Award would become Vested on the occurrence of such a Trade Sale in accordance with rule 10.3, Vest and be Released in advance of such Trade Sale taking place (“Prior Notice”). The Board may at its discretion include in such Prior Notice a requirement that a Participant who holds an Award in the form of an Option gives notice of exercise in accordance with this rule, in the absence of which their Option will lapse and cease to be exercisable after the expiry of such reasonable period as the Board may determine.

10.2

If a Trade Sale does not take place within 90 days after the giving of Prior Notice any Vesting, Release and/or exercise of an Award shall be deemed for all purposes never to have occurred and the Board will return or procure the return to the Participant of any Exercise Price or Nominal Price and any payment in respect of any Tax Liability made by the Participant.

Vesting on the occurrence of a Trade Sale

10.3

In the event of a Trade Sale being completed in circumstances where no Prior Notice was given to the Participant, their Award will Vest and be Released on the occurrence of the Trade Sale to the extent that any Performance Condition and/or Vesting Condition to which the Award is subject have been either satisfied or, if the Board in its absolute discretion so determines, waived.

10.4

Subject to rule 10.3, an Award in the form of an Option may be exercised to the extent that it has been Released (in accordance with rule 10.3 or otherwise) within the period beginning with the date of completion of the Trade Sale and ending on the expiry of such period as may be specified by the Board (of not less than 28 days), and shall lapse and cease to be exercisable at the end of that period.

Other Liquidity Event

10.5

If an Other Liquidity Event takes place, an Award will Vest and be Released to the extent that the Board in its absolute discretion permits. To the extent that an Award does not Vest on the occurrence of an Other Liquidity Event, it may continue and either Vest or lapse on the occurrence of a subsequent Liquidity Event subject to any Performance Condition or other Vesting Condition to which it is subject.

Other provisions in relation to a Trade Sale or Other Liquidity Event

10.6	The provisions of rules 10.1 and 10.3 shall not apply to the extent that rule 10.18 applies and Awards are to be exchanged pursuant to rule 10.18 and 10.19.

10.7

The acceptance of an Award by a Participant shall irrevocably constitute the Company as the Participant’s agent for the sale of all the Shares acquired by the Participant as a result of the Release (and, where applicable, exercise) of an Award on or after completion of a Trade Sale, or on the occurrence of an Other Liquidity Event, on terms which (subject to this rule 10) are no less favourable than the terms on which Shares are acquired by the purchaser from the other shareholders of the Company.

10.8

The Company shall have irrevocable and unconditional authority to sign, complete, execute and deliver in the name of and on behalf of the Participant (and/or to appoint any person nominated by it to do so) any agreement, stock transfer form and any other documents necessary to transfer such Shares to the purchaser on the occurrence of a Trade Sale or Other Liquidity Event (and to give normal warranties, representations and covenants that such Shares are sold with full title guarantee, are free from any encumbrance of any nature and as to the authority of the Participant and its agent to sell such Shares) against payment of the purchase money and/or delivery of any other consideration to the Company.

10.9

The Company may receive the purchase money and any other purchase consideration on behalf of the Participant and give a valid discharge to the purchaser for it. The Company will pay the purchase money received by it in respect of the sale of the Participant’s Shares to the Participant less any Tax Liability deducted under rule 7 and shall deliver to the Participant any other purchase consideration as soon as reasonably practicable following receipt of cleared funds for those amounts.

10.10

If a general offer is made to acquire the whole or any part of the issued Ordinary Share Capital of the Company which, on it becoming or being declared unconditional and the purchaser completing the acquisition, would constitute a Trade Sale, then the provisions of rules 10.1 to 10.9 inclusive shall apply thereto (mutatis mutandis) and a Trade Sale shall be treated as taking place when the offer becomes or is declared unconditional.

Assets Sale

10.11

In the event of an Assets Sale (or any other exceptional circumstances affecting the Company as determined by the Board in its absolute discretion) an Award will Vest and be Released to the extent that any Performance Condition and any Vesting Condition to which an Award is subject have been either satisfied or, if the Board in its absolute discretion so determines, waived.

10.12

An Award in the form of an Option may, to the extent that the Award has been Released (in accordance with rule 10.11 or otherwise), be exercised in respect of all or any of the Shares in respect of which it subsists within the period beginning with the date of the Assets Sale (or other exceptional event) and ending 28 days thereafter except that the Board may specify, in particular where no proceeds of an Assets Sale are to be distributed to shareholders within that period, that a longer exercise period shall apply. The Option shall lapse and cease to be exercisable at the end of the applicable period.

Admission

10.13

In the event of an Admission, an Award will Vest and be Released to the extent that any Performance Condition or Vesting Condition to which that Award is subject have been either satisfied or, if the Board in its absolute discretion so determines, waived. To the extent that an Award does not Vest on the occurrence of an Admission, it may continue and either Vest or lapse following Admission subject to any Performance Condition or Vesting Condition to which it is subject.

10.14

Subject to rule 10.15, if an Award is Released under rule 10.13 or is otherwise Released under any rule before the first anniversary of the date of Admission, the Company shall have the right not to deliver (or procure the delivery of) Shares to the Participant unless they have first agreed with the Company not to sell or otherwise dispose of Shares acquired on Release (or, in the case of an Option, exercise) within such period or periods (not extending beyond the first anniversary of the date of Admission) as the Company may specify.

10.15

No agreement mentioned in rule 10.14 shall prevent the Participant from immediately disposing of such number of the Shares they have acquired as is sufficient to enable them (after deduction of costs of sale) to recover any Exercise Price paid and the cost of any Tax Liability resulting from the Vesting and/or exercise of an Award.

10.16

Any Release and/or exercise of an Award following Admission is subject to any dealing restrictions which apply to the Participant in accordance with the rules of any exchange on which the Company’s shares are traded.

Other events

10.17

If the Company is or may be affected by any variation of the share capital of the Company, a demerger, delisting, special dividend or other event that, in the opinion of the Board, may materially affect the current or future value of Shares, the Board may determine:

10.17.1

that any Award will Vest and be Released at the time of such event, to such extent and taking into account such factors as the Board determines (and whether any Unvested part of the Award should lapse); and

10.17.2	the period of time during which any Option (whether Released under rule 10.17.1 or earlier) may be exercised, after which time it will lapse.

Exchange of Awards

10.18	An Award will not Vest, be Released, become exercisable or lapse under this rule 10 but will be exchanged on the terms set out in rule 10.19 to the extent that:

10.18.1	an offer to exchange the Award is made and accepted by a Participant; or

10.18.2	there is an Internal Reorganisation, unless the Board determines otherwise; or

10.18.3	the Board decides (before the relevant event) that an Award will be exchanged.

10.19

If rule 10.18 applies, the Award will be exchanged in consideration of the grant of a new award (the “New Award”) that, in the opinion of the Board, is equivalent to the Award, but relates to shares in a different company (whether the acquiring company or a different company). The rules of this Plan will be construed in relation to the New Award as if:

10.19.1	the New Award was an Award granted under the Plan at the same time as the Award;

10.19.2	references to any Performance Condition were references to a new performance condition to which the New Award is subject;

10.19.3	references to the Company were references to the company whose shares are subject to the New Award; and

10.19.4	references to Shares were references to shares that are the subject of the New Award.

Interpretation

10.20	Any reference to the Board in this rule 10 means the members of the Board immediately before the relevant event.

10.21	For the purpose of this rule 10, a person shall be deemed to have obtained Control of the Company if they and others Acting In Concert with them have together obtained Control of it.

11	ADJUSTMENTS

11.1	The number of Shares subject to an Award and/or any Performance Condition may be adjusted in such manner as the Board determines, in the event of:

11.1.1	any variation of the share capital of the Company; or

11.1.2	a demerger, delisting, special dividend or other event that may, in the opinion of the Board, affect the current or future value of Shares.

12	AMENDMENTS

12.1	Except as described in this rule 12, the Board may amend the rules of the Plan or the terms of any Award.

12.2	No amendment to the material disadvantage of existing rights of Participants (except in respect of a Performance Condition) will be made under rule 12.1 unless:

12.2.1	every Participant who may be affected has been invited to indicate whether or not they approve the amendment; and

12.2.2	the amendment is approved by a majority of those Participants who have so indicated.

12.3	No amendment will be made under this rule 12 if it would prevent the Plan from being an employees’ share scheme within the meaning of section 1166 of the Companies Act 2006.

12.4

The Board may establish further schedules to the Plan for overseas territories. Any such schedule will be similar to the Plan but may modify the Plan to take account of local tax, exchange control or securities laws.

13	LEGAL ENTITLEMENT

13.1	This rule 13 applies during a Participant’s employment with any Group Member and after the termination of such employment, whether or not the termination is lawful.

13.2

Nothing in the Plan or its operation forms part of the terms of employment of a Participant and the rights and obligations arising from a Participant’s employment with any Group Member are separate from, and are not affected by, their participation in the Plan. Participation in the Plan does not create any right to continued employment with a Group Member for any Participant.

13.3

The grant of any Award to a Participant does not create any right for that Participant to be granted any further Awards or to be granted Awards on any particular terms, including the number of Shares to which Awards relate.

13.4	By participating in the Plan, a Participant waives all rights to compensation for any loss in relation to the Plan, including:

13.4.1	any loss or reduction of any rights or expectations under the Plan in any circumstances or for any reason (including lawful or unlawful termination of the Participant’s employment);

13.4.2	any exercise of a discretion or a decision taken in relation to an Award or to the Plan, or any failure to exercise a discretion or take a decision; and

13.4.3	the operation, suspension, termination or amendment of the Plan.

14	GENERAL

14.1

The Plan will terminate upon the date stated in rule 2.7, or at any earlier time by the passing of a resolution by the Board or an ordinary resolution of the Company in general meeting. Termination of the Plan will be without prejudice to the existing rights of Participants.

14.2

Shares issued or (following Admission) transferred from treasury under the Plan will rank equally in all respects with the Shares then in issue, except that they will not rank for any voting, dividend or other rights attaching to Shares by reference to a record date preceding the date of issue or transfer from treasury.

14.3

The personal data of any Eligible Employee, Participant or former Participant may be processed in connection with the operation of the Plan in accordance with the Group’s prevailing data protection policy and as notified to Eligible Employees in accordance with the GDPR. Any member of the Group may collect, hold, process and transfer the Eligible Employee’s personal information, including sensitive personal data, as set out in the data protection privacy notice provided to them.

14.4

The Plan will be administered by the Board. The Board will have full authority, consistent with the Plan, to administer the Plan, including authority to interpret and construe any provision of the Plan and to adopt regulations for administering the Plan. Decisions of the Board will be final and binding on all parties.

14.5

Any notice or other communication in connection with the Plan may be delivered personally or sent by electronic means or post, in the case of a company to its registered office (for the attention of the company secretary), and in the case of an individual to their last known address, or, where they are a director or employee of a Group Member, either to their last known address or to the address of the place of business at which they perform the whole or substantially the whole of the duties of their office or employment. Where a notice or other communication is given by post, it will be deemed to have been received 72 hours after it was put into the post properly addressed and stamped, and if by electronic means, when the sender receives electronic confirmation of delivery or if not available, 24 hours after sending the notice.

14.6	No benefits received under the Plan will be pensionable.

14.7	If any rule of the Plan or any term of an Award is held to be void but would be valid if part of its wording were deleted, such rule will apply with such deletion as may be necessary to make it valid.

14.8

No third party other than a Group Member will have any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of the Plan (without prejudice to any right of a third party that exists other than under that Act).

14.9

The rules of the Plan will be governed by and construed in accordance with the laws of England and Wales. Any person referred to in the Plan submits to the exclusive jurisdiction of the Courts of England and Wales.

SCHEDULE 1

CASH AWARDS

1	CASH AWARDS

1.1

The rules of the Plan will apply to a right to receive a cash sum granted under this Schedule as if it was either an RSU or PSU (a “Cash RSU”) or an Option (a “Cash Option”) (“Cash Award”), except as set out in this Schedule. Where there is any conflict between the rules of the Plan and this Schedule, the terms of this Schedule will prevail.

1.2	Each Cash RSU or Option will relate to a certain number of notional Shares.

1.3	On the Release of a Cash RSU or the exercise of a Cash Option the Participant will be entitled to receive a cash sum, calculated on the following basis:

1.3.1	in the case of a Cash RSU, the cash sum will be equal to the Market Value on the Release Date of the notional Shares in respect of which the Cash RSU becomes Vested, less the Nominal Price; and

1.3.2	in the case of a Cash Option, the cash sum will be equal to the Market Value on the date of exercise of the notional Shares in respect of which the Cash Option is exercised, less any Exercise Price.

1.4

The cash sum payable under paragraph 1.3 above will be paid to the Participant within 30 days after the Release of the Cash RSU or the exercise of the Cash Option, net of any tax liability as may be required by law.

1.5

Unless the Board determines otherwise on or before the grant date of a Cash RSU or a Cash Option, the Board may, at any time prior to the date on which the cash sum becomes payable under paragraph 1.3 above, determine that a Cash RSU or a Cash Option will be converted into an RSU or an Option under the rules of the plan over the same number of Shares as the number of notional Shares to which the Cash RSU or Cash Option relates.

SCHEDULE 2

US PARTICIPANTS

COVERING AWARDS WITHIN THE SHORT TERM DEFERRAL EXEMPTION TO

SECTION 409A, INCLUDING THE GRANT OF “DOUBLE TRIGGER” RSUS

Subject to rules 2.3.1 and 2.3.2, the terms set out in this Schedule 2 will apply to Awards (other than Market Value Options) held by US Taxpayers granted in accordance with the rules of the Plan (or, if the Board determines that an Award should be granted as a Cash RSU under Schedule 1 to the Plan, the rules of the Plan as amended by Schedule 1 to the Plan).

Schedule 2 and Awards subject to it are intended to fall within the short-term deferral exemption to Section 409A. Awards held by US Taxpayers subject to this Schedule will be administered and interpreted in a manner which complies with this intent.

Where there is any conflict between the rules of the Plan and this Schedule 2, the terms of this Schedule 2 will prevail. Any capitalised terms not specifically defined in this Schedule 2 shall be construed according to the interpretation given to them in the Plan.

1	DEFINITIONS AND INTERPRETATION

1.1	In this Schedule 2, the words and expressions below have the following meanings:

	“Expiration Date”	the seventh anniversary of the Grant Date, or such earlier date specified at the Grant Date;

	“Other Liquidity Event”	the occasion of a private secondary share sale or other similar arrangement pursuant to which Participants are able to sell Shares acquired pursuant to Awards to a person other than a Group Member, provided that:

a) the consideration payable per Share is higher than the Market Value of a Share at the Grant Date of the Award; and

b) no Group Member has funded the purchase of such Shares directly or indirectly, unless such monies arise from external investment;

	“Vesting Schedule”	in relation to the Service Period Requirement (as defined by paragraph 3.1 below and as set out in paragraph 3.3 below), means the schedule of Service Period dates and Tranches specified in the table in paragraph 3.3 or such alternate schedule as is specified at grant, as may be varied from time to time pursuant to paragraph 3.6.

2	GRANT OF AWARDS

2.1	An Award granted under this Schedule 2 may only be made in the form of an RSU or a Cash RSU. The rules of the Plan, as amended by this Schedule 2, will be construed accordingly.

2.2	No Awards will be granted under this Schedule 2 which are subject to a Performance Condition.

2.3

Subject to paragraph 2.4 of Schedule 3, if a Participant to whom an Award has been granted becomes or is identified to be subject to any US tax or social security contributions liability in connection with the Award after the Grant Date and before it is Released:

2.3.1

if the Award is a Nil-Cost Option (or Cash Option with nil or nominal exercise price), it will be converted without any further action on the part of the Participant or the Company into an RSU (or Cash RSU) or if it is subject to a Performance Condition, a PSU (or Cash PSU);

2.3.2

to the extent the Award is a PSU or Cash PSU (or is converted to such form of Award pursuant to paragraph 2.3.1 above), the provisions of the rules shall be construed in such a manner so as to ensure that the PSU is settled in accordance with the requirements of this Schedule once it is no longer at substantial risk of forfeiture; and

2.3.3	the Award will be subject to the rules of the Plan as varied by this Schedule 2.

3	VESTING CONDITIONS

3.1	Awards granted pursuant to this Schedule 2 will be be subject to the Vesting Conditions set out in this paragraph 3.

3.2

Except as otherwise provided in this paragraph 3, or as the Board may in its absolute discretion determine in exceptional circumstances, the Vesting of Awards will be subject to two Vesting Conditions which must both be satisfied on or before the applicable Expiration Date:

3.2.1	a time and service-based requirement, as set out in paragraph 3.3 (the “Service Period Requirement”); and

3.2.2	a Liquidity Event requirement as set out in paragraph 3.4 and 3.5 (the “Liquidity Event Requirement”),

and an Award shall Vest on the first date upon which both the Service Period Requirement and the Liquidity Event Requirement are satisfied with respect to that particular Award (or any part of it) (the “Normal Vesting Date”).

3.3	Provided the Participant continues to hold office or employment with a Group Member, the Service Period Requirement will be satisfied in respect of each Tranche on the date set out in the table below:

Service Period	Percentage of Award (a “Tranche”)
12 months after the Vesting Start Date	25% of Shares subject to the Award
Every 3 months thereafter, until the date which falls 48 months after the Vesting Start Date	6.25% of Shares subject to the Award

In the above table, the phrase “Shares subject to the Award”, relating to a Tranche, refers to the total number of Shares subject to the Award at the Grant Date. In accordance with rule 2.4, the Vesting Period for each Tranche will be the associated Service Period. The Board may, in its absolute discretion, specify an alternate Vesting Schedule on the grant of an Award.

3.4	The Liquidity Event Requirement will be satisfied on the date the first Liquidity Event occurs where the Liquidity Event is a Trade Sale, Assets Sale or Admission.

3.5

Where the Liquidity Event is an Other Liquidity Event, the Liquidity Event Requirement will be satisfied in respect of 10% of a Tranche with regards to which the Service Period Requirement has been met (or such higher percentage of the Tranche as the Board may determine in its discretion in advance of the Other Liquidity Event). To the extent that an Award does not Vest on the occurrence of such Other Liquidity Event, it may continue and either Vest or lapse on the occurrence of a subsequent Liquidity Event subject to any Performance Condition or other Vesting Condition to which it is subject.Rule 10.5 shall be modified and construed accordingly.

3.6

On or shortly before a Liquidity Event, the Board may exercise its discretion to vary the Service Period Requirement of an Award by permitting the Vesting Schedule to be accelerated to such extent as the Board determines (in which case for the purpose of paragraph 3.2.1 the Service Period Requirement will be treated as satisfied in respect of the relevant Award).

3.7

To the extent the Service Period Requirement has not been met at the date of Admission or an Other Liquidity Event for any Tranche or any part of a Tranche, the Award shall continue post such event to be to be subject to such Service Period Requirement and the Vesting Schedule.

4	DIVIDEND EQUIVALENTS

4.1	The following new rule 5.2 will be added to rule 5:

“Any such amount will be payable as soon as reasonably practicable after Release and in any event, in accordance with the timings set out in rule 6.7 (Shares) and rule 8.1( cash).”

5	VESTING, RELEASE, EXERCISE AND SETTLEMENT

5.1	The following wording will be added to the end of rule 6.7:

“and, in any event, no later than:

6.7.1	where Shares are to be delivered via the Trustee, 31 December of the year in which Release occurs; or

6.7.2	where Shares are to be otherwise delivered, 15 March following the end of the year in which the Release occurs”.

5.2	The following new rule 6.10 will be added to rule 6:

“6.10	Where Shares to be delivered are delivered via the Trustee:

6.10.1

the Participant will not have any interest in those Shares and those Shares will remain subject to a substantial risk of forfeiture until the Award has been Released in accordance with the rules of the Plan; and

6.10.2	the Trustee will not allocate any Shares or other trust assets in favour of the Participant until the Award has been Released in accordance with the rules of the Plan.”

5.3	The following new rule 6.11 will be added to rule 6:

“6.11	Where cash is to be paid in respect of a Cash Award under this Schedule 2, or otherwise pursuant to rules 5 and 8, the cash will not be paid by or otherwise delivered via the Trustee.”

6	CASH EQUIVALENT

6.1	The following wording will be added to rule 8.1 after “within 30 days”:

“and, in any event, no later than 15 March following the end of the year in which the Release occurs”.

7	CESSATION OF EMPLOYMENT

Death

7.1	The following wording will be added to the end of rules 9.1, 9.2 and 9.4:

“in accordance with rule 6.7 (Shares) or rule 8.1 (cash)”.

7.2	Rules 9.7 and 9.8 will be deleted and replaced with the following:

“9.7

If a Participant Leaves before a Service Period Requirement is met in respect of any Tranche of the Award for any reason other than Cause or death, the Board may exercise its discretion to determine that the Unvested Tranche will not lapse as at the date of cessation.

9.8	If the Board so exercises its discretion in accordance with rule 9.7, the Unvested Tranche will:

9.8.1

to the extent it remains subject to a Liquidity Event Requirement, continue, and subject to it being Released or lapsing under rule 10, Vest in accordance with rule 9.11 at the Normal Vesting Date and be Released on the Normal Release Date in accordance with rule 6.7 (Shares) or rule 8.1 (cash); and

9.8.2

to the extent the Liquidity Event Requirement has been met, Vest in accordance with rule 9.11 and will be Released as soon as reasonably practicable after the Leaving Date, in accordance with rule 6.7 (Shares) or rule 8.1 (cash)”.

7.3	Rules 9.9 and 9.10 will be deleted and replaced with the following:

“9.9

If a Participant Leaves after the Service Period Requirement has been met in respect of a Tranche of an Award but before the Liquidity Event Requirement is met, such Tranche will, unless the Board determines that rule 9.10 will apply, continue and, subject to rule 10, Vest in accordance with rule 9.11 on the Normal Vesting Date and be Released on the Normal Release Date, in accordance with rule 6.7 (Shares) or rule 8.1 (cash)”.

9.10

If the Board determines under rule 9.10 that this rule 9.11 will apply, an Award will Vest in accordance with rule 9.12 and be Released as soon as reasonably practicable after the Leaving Date in accordance with rule 6.7 (Shares) or rule 8.1 (cash).

8	AMENDMENTS

8.1	The following rule 12.5 will be added to rule 12:

“12.5	Notwithstanding the provisions of this rule 12, any such amendment will only be effective to the extent that it complies with Section 409A.”

9	CASH AWARDS

9.1	Paragraph 1.4 of Schedule 1 will be deleted and replaced with the following:

“The cash sum payable under paragraph 1.2 above will be paid to the Participant within 30 days after the Release of the Cash RSU and, in any event, no later than:

1.4.1	where cash is to be delivered via the Trustee, 31 December of the year in which Release occurs; or

1.4.2	where cash is to be otherwise delivered, 15 March following the end of the year in which the Release occurs,

net of Tax Liability as may be required by law.

Rules of the TransferWise 2020 Equity Incentive Plan

SCHEDULE 3

US PARTICIPANTS

COVERING AWARDS INTENDED TO COMPLY WITH SECTION 409A

Where either of rule 2.3.1 or 2.3.2 applies, the terms set out in this Schedule 3 will apply to Awards (other than Market Value Options) granted to US Taxpayers granted in accordance with the rules of the Plan (or, if the Board determines that an Award should be granted as a Cash RSU under Schedule 1 to the Plan, the rules of the Plan as amended by Schedule 1 to the Plan).

Schedule 3 and Awards subject to it are intended to comply with Section 409A. Awards subject to this Schedule, the provisions of this Schedule 3, and the rules of the Plan as modified by this Schedule 3, are to be administered and interpreted in a manner consistent with the requirements of section 409A.

Where there is any conflict between the rules of the Plan and this Schedule 3, the terms of this Schedule 3 will prevail. Any capitalised terms not specifically defined in this Schedule 3 shall be construed according to the interpretation given to them in the Plan.

1	DEFINITIONS AND INTERPRETATION

1.1	In this Schedule 3, the words and expressions below have the following meanings:

“US Tax Liability”	any US taxation or social security contributions liability in connection with an Award.

2	GRANT OF AWARDS

2.1	An Award granted under this Schedule 3 may only be made in the form of an RSU, PSU or a Cash RSU or PSU. The rules of the Plan, as amended by this Schedule 3, will be construed accordingly.

2.2

An Award granted pursuant to this Schedule 3 to a US Taxpayer who is working for a Group Member in Estonia at the Grant Date will be granted such that if the Award (or any tranche of it) Vests prior to the third anniversary of the Grant Date, it will be subject to an additional Holding Period post-Vest, ending on the third anniversary of the Grant Date at which point the Vested Award will be Released.

2.3

The wording “provided that such additional terms are consistent with the requirements of Section 409A” shall be inserted in rule 2.2 after the words “subject to such additional terms as the Board may determine”.

2.4

If a Participant to whom an Award has been granted subject to a Holding Period becomes or is identified to be subject to any US tax or social security contributions liability in connection with the Award after the Grant Date and before it is Released:

2.4.1

if the Award is a Nil-Cost Option (or Cash Option with nil or nominal exercise price), it will be converted without any further action on the part of the Participant or the Company into an RSU (or Cash RSU) or, if it is subject to a Performance Condition, a PSU (or Cash PSU);

2.4.2

to the extent the Award is a PSU or Cash PSU (or is converted to such form of Award pursuant to paragraph 2.4.1 above), the provisions of the rules shall be construed in such a manner so as to ensure that the PSU is administered and interpreted in accordance with the requirements of this Schedule 3; and

2.4.3	the Award will be subject to the rules of the Plan as varied by this Schedule 3.

Rules of the TransferWise 2020 Equity Incentive Plan

3	DIVIDEND EQUIVALENTS

3.1

The words “Any such amount will be paid to the Participant as soon as reasonably practicable following Release, and, in any event, no later than 90 days after the Release Date (or, if earlier, 31 December of the year in which the Release Date falls)” will be added to the end of rule 5.1.

4	VESTING, RELEASE AND SETTLEMENT

4.1	The wording “and, in any event, no later than 31 December of the year in which the Award is Released” will be added to the end of rule 6.7.

4.2	Rule 6.8 will be deleted.

4.3	The following rule 6.10 will be added to rule 6:

“6.10	Where Shares are to be delivered in satisfaction of an Award by a Trustee:

a)	the Participant will not have any interest in assets held by the Trustee until the Award has been Released in accordance with the rules of the Plan; and

b)	the Trustee will not allocate any trust assets in favour of the Participant until the Award has been Released in accordance with the rules of the Plan.”

4.4	The following new rule 6.11 will be added to rule 6:

“6.11 Where cash is to be paid in respect of a Cash Award under this Schedule 3, or otherwise pursuant to rules 5 and 8, the cash will not be paid by or otherwise delivered via the Trustee.”

5	TAXATION AND REGULATORY ISSUES

5.1	The following new rule 7.3 will be added to rule 7:

“If a US Tax Liability arises in relation to an Award to which this Schedule 3 applies, before that Award would otherwise be Released, that Award may be Released to the extent permitted under Section 409A at that time in respect of such number of Shares as have a Market Value as nearly as possible equal to (but not greater than) the amount of that US Tax Liability.”

6	CASH EQUIVALENT

6.1	The wording “and, in any event, no later than 31 December of the year in which the Award is Released” will be added to the end of rule 8.1.

7	CESSATION OF EMPLOYMENT

7.1	The wording “and, in any event, no later than 15 March of the tax year following the date of death” shall be added to the end of rules 9.1, 9.2, and 9.4.

7.2	Rules 9.9, 9.11 and 9.15 will be deleted.

7.3	The words “unless the Board also determines that rule 9.9 will apply” will be deleted from rule 9.8.

7.4	The words “unless the Board determines that rule 9.11 will apply” will be deleted from rule 9.10.

7.5	The words “unless rule 9.159.11 will apply” will be deleted from rule 9.149.10.

8	CORPORATE EVENTS

8.1	The following new rule 10.A will be inserted before rule 10.1:

“To the extent there is a Trade Sale, the provisions of rules 10.1 to 10.3 will apply if such Trade Sale is a change of ownership or effective control, as provided in Section 409A(a)(2)(A)(v).”

Rules of the TransferWise 2020 Equity Incentive Plan

8.2	Rule 10.5 will be deleted and any reference to “Other Liquidity Event” will not be relevant to an Award that is subject to this Schedule 3.

8.3	The following new rule 10.B will be inserted before rule 10.11:

“To the extent there is a Assets Sale, the provisions of rules 10.11 and 10.12 will apply if such Assets Sale is a change of ownership or effective control, as provided in Section 409A(a)(2)(A)(v).”

8.4	Rule 10.13 will be deleted and replaced with:

“10.13

In the event of an Admission, an Award will continue and will remain subject to the rules of this Plan and this Schedule 3, including any Vesting Conditions and / or Performance Conditions. Subject to Vesting, the Award will be Released on the Normal Release Date (or otherwise lapse on its terms).”

8.5	The wording “if an Award is Released under rule 10.13 or is otherwise” shall be deleted from rule 10.14.

8.6	The following new rule 10.C will be inserted before rule 10.17:

“To the extent there is any variation of the share capital of the Company, a demerger, delisting, special dividend or other event that, in the opinion of the Board, may materially affect the current or future value of Shares, the provisions of rule 10.17 will apply if such event is a change of ownership or effective control, as provided in Section 409A(a)(2)(A)(v).”

8.7	The following new rule 10.22 will be added to rule 10:

“10.22

Where the Board resolves that an Award will be Released pursuant to rule 10, it is the intent that any such resolution will be made such that the Award is Released in accordance with Section 409A provided that no individual tax treatment is guaranteed by the Company or any Group Member.

9	AMENDMENTS

9.1	The following rule 12.5 will be added to rule 12:

“12.5 Any amendment made under this rule 12 will only be effective to the extent that it complies with section 409A.”

10	CASH AWARDS

10.1	The wording “and, in any event, no later than 31 December of the tax year in which the Release Date falls” shall be added to paragraph 1.4 of Schedule 1 after the words “within 30 days”.